UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

 PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GREENWOOD HALL, INC.

(Exact name of registrant as specified in its charter)

Nevada	99-0376273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12424 Wilshire Blvd, Suite 1030

 Los Angeles, California 90025

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 907-8300

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

As of the date of this Registration Statement, Greenwood Hall, Inc., a Nevada corporation (the “Company”, “us”, “our” or “we”), is authorized to issue 937,500,000 shares of common stock, par value $0.001 per share, of which 62,266,683 shares are issued and outstanding.

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits hereto.

The holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

(iii)	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stock holders may vote.

Non-Cumulative Voting

Except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. Holders of our common stock do not have cumulative voting rights. In companies with cumulative voting rights holders of more than 50% of the outstanding shares, voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

Cash Dividends

As of the date of this Registration Statement, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Restrictions on transfer

Our common stock is not subject to restrictions on transfer other than any restrictions imposed by applicable securities laws.

Warrants

The following is a summary of warrants to purchase shares of common stock outstanding as of the date of this Registration Statement.

Exercise Price	Expiration	Number of Underlying Shares of Common Stock

$1.000	12/11/2024	1,264,023
$0.010	7/20/2016	100,000
$0.010	2/28/2018	150,000
$0.500	8/14/2020	1,176,473
$1.000	8/1/2021	1,200,000
$1.000	8/1/2021	20,000
$1.000	8/1/2021	10,000
$0.100	6/23/2018	800,000
$0.125	6/23/2018	800,000
$0.032	6/23/2018	3,184,126
$0.040	6/23/2018	3,184,126
$0.050	6/30/2021	100,000
$0.050	9/22/2021	100,000
$0.100	9/30/2026	3,571,429
$0.100	10/1/2026	1,428,571
$0.100	12/14/2020	523,587
$0.100	10/13/2020	2,000,000
$0.120	10/13/2021	3,500,000
$0.140	10/13/2021	8,125,000
$0.100	10/13/2021	5,000,000
		36,237,335

The exercise price of any outstanding warrants is subject to proportional adjustment in the event that the Company issues additional shares of the common stock as a dividend or other distribution on outstanding common stock, subdivide its outstanding shares of common stock or combines its outstanding shares of the common stock into a smaller number of shares of the common stock.

Item 2. Exhibits

Exhibit Number	Description of Exhibit

2.1	Certificate of Merger and Agreement of Merger by and between Greenwood Hall, Inc. and Divio Holdings, Corp., effective July 1, 2014, as filed with the Nevada Secretary of State on June 27, 2014.

3.1	Articles of Incorporation of Greenwood Hall, Inc. (incorporated as Divio Holdings, Corp.), as filed with the Nevada Secretary of State on February 27, 2012.

3.2	Certificate of Change, effective July 1, 2014, as filed with the Nevada Secretary of State on June 27, 2014.

3.3	Bylaws of Greenwood Hall

10.1	Form of Stock Purchase Warrant

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GREENWOOD HALL, INC.

Date: September 8, 2017	By:	/s/ William Bradfield
William Bradfield
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Certificate of Merger and Agreement of Merger by and between Greenwood Hall, Inc. and Divio Holdings, Corp., effective July 1, 2014, as filed with the Nevada Secretary of State on June 27, 2014.

3.1	Articles of Incorporation of Greenwood Hall, Inc. (incorporated as Divio Holdings, Corp.), as filed with the Nevada Secretary of State on February 27, 2012.

3.2	Certificate of Change, effective July 1, 2014, as filed with the Nevada Secretary of State on June 27, 2014.

3.3	Bylaws of Greenwood Hall

10.1	Form of Stock Purchase Warrant